Exhibit 99.2

CONSENT OF FINANCIAL STRATEGIES CONSULTING GROUP LLC

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Medidata Solutions, Inc., a Delaware corporation (the “Company”), relating to the proposed public offering of shares of the Company’s common stock (as amended from time to time, the “Registration Statement”), of references to our reports relating to the valuation of the common equity of the Company and to references to our firm’s name therein.

In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The analyses and conclusions should not be construed, in whole or in part, as investment advice by anyone.

By signing this consent, we also agree to keep strictly confidential, until such time as the proposed public offering of shares of the Company’s common stock is publicly announced by the Company, (i) our knowledge of the proposed public offering of shares of the Company’s common stock, (ii) the existence of the Registration Statement and (iii) the fact that we have granted this consent.

Dated: November 18, 2009	FINANCIAL STRATEGIES CONSULTING GROUP LLC

	By:	/s/ Gregory S. Ansel
	Name:	Gregory S. Ansel
	Title:	Principal